Exhibit 99.1

PGRX Drilling Update:  In-fill Drilling Program Meeting Targets

DENVER, CO, September 4, 2013 — Prospect Global Resources Inc. (NASDAQ: PGRX) (“Prospect Global” or the “Company”) is pleased to provide an update on its previously announced in-fill drilling program.

As of the date of this announcement, the Company has successfully completed 7 drill holes, three of which were “step-outs” targeted to expand the existing resource base. All four in-fill drilling holes completed during the current campaign have hit visible KR-2 seam potash and two out of the three step-out drill holes hit visible KR-2 seam potash, thus expanding the resource base.

In addition, five drill holes are currently at various stages of completion at depths greater than 1,000 feet and a sixth drill hole was at a depth of 520 feet as of Tuesday morning. The Company is close to meeting the first development milestone covenant under its debt agreement of having to complete 8 holes by November 1st.

“The results are very pleasing and we’re on track to convert a significant amount of our existing inferred resources to the measured and indicated categories for inclusion in our Definitive Feasibility Study,” said Prospect Global’s President and CEO Damon Barber. “In addition, the success we’ve had in hitting potash with the step-out drilling will add to the existing resource base and potentially the mine life. We are readying the first batch of samples to send to SRC for assaying and look forward to receiving the results.”

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect Global’s potash resources, development of its potash resources and potash mining facility and the Pre-Feasibility Study.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K/A for the year ended March 31, 2013. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.:

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.